EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of PolarityTE, Inc. on Form S-3 (Nos. 333-122519; 333-121640; 333-135463; 333-146253; 333-207564; 333-211031; 333-173863; 333-159980) and Form S-8 (Nos. 333-136260; 333-168008; 333-200841; 333-181912; 333-203501; 333-211959) of our report dated January XX, 2018, on our audits of the consolidated financial statements as of October 31, 2017 and 2016 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about January XX, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey
January 29, 2018